Exhibit 99.1

VINCE HOLDING CORP. REPORTS SECOND QUARTER 2026 RESULTS

Net Sales Increased 11.7% to $81.8 Million vs. 2Q25

Raises Full Year Fiscal 2026 Guidance

NEW YORK, New York – September 10, 2026 – Vince Holding Corp. (Nasdaq: VNCE) ("VNCE" or the "Company"), a global retail platform, today reported its financial results for the second quarter ended August 1, 2026.

Brendan Hoffman, Chief Executive Officer of VNCE said, "We delivered strong results this quarter, with excellent growth across both our direct-to-consumer and wholesale channels, and this momentum gives us confidence to raise our full-year guidance. Importantly, the recent completion of the OVO acquisition marks a pivotal moment for our Company. We are entering the streetwear market through a brand with deep cultural roots and an authentic customer connection, and we're bringing to it the operating discipline and infrastructure that have driven Vince's turnaround. The acquisition provides a significant growth runway and we see meaningful opportunities to expand OVO's retail presence and launch wholesale distribution through longstanding relationships, positioning the combined platform for substantial long-term value creation."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures.

For the second quarter ended August 1, 2026:

•
Total Company net sales increased 11.7% to $81.8 million compared to $73.2 million in the second quarter of fiscal 2025. The year-over-year increase was driven by a 13.7% increase in the direct-to-consumer segment and a 10.4% increase in the wholesale segment.
•
Gross profit was $49.8 million, or 60.9% of net sales, compared to gross profit of $36.9 million, or 50.4% of net sales, in the second quarter of fiscal 2025. The increase in gross margin for the second quarter of fiscal 2026 includes a favorable impact of $10.4 million related to the IEEPA tariff refund, which offset the unfavorable impact from higher product costing which contributed negatively by approximately 160 basis points, and the unfavorable impact from higher freight costs of approximately 130 basis points. The gross margin rate, excluding the benefit of the tariff refund, was 48.2% in line with the Company's expectations.
•
Selling, general, and administrative expenses were $36.3 million, or 44.3% of sales, compared to $25.8 million, or 35.2% of sales, in the second quarter of fiscal 2025. The increase in SG&A dollars was primarily driven by anniversarying last year's $5.6 million benefit from the receipt of payroll tax credit payments from the U.S. Department of the Treasury under the Employee Retention Credit program (the "ERC benefit") as well as $2.9 million related to transaction costs associated with the acquisition of October's Very Own ("OVO") operating business ("OVO transaction").
•
Income from operations was $13.6 million compared to income from operations of $11.2 million in the same period last year. Adjusted income from operations, which includes the benefit from tariff refunds in the second quarter of fiscal 2026, was $16.4 million compared to $5.5 million in the same period last year.
•
Income tax expense was $3.1 million compared to an income tax expense of $0.1 million in the same period last year. The expense is due to the impact of applying the Company's estimated annual effective tax rate to the year-to-date ordinary pre-tax income.

•
Net income was $10.6 million or $0.80 per diluted share compared to net income of $12.1 million or $0.93 per diluted share in the same period last year. Adjusted net income, which includes the benefit from tariff refunds in the second quarter of fiscal 2026, was $13.5 million or $1.02 per diluted share compared to $4.9 million or $0.38 in the same period last year.
•
Adjusted EBITDA*, which includes the benefit from tariff refunds in the second quarter of fiscal 2026, was $18.0 million compared to $6.7 million in the same period last year.
•
The Company ended the quarter with 53 company-operated Vince stores.

Second Quarter Review

•
Net sales increased 11.7% to $81.8 million as compared to the second quarter of fiscal 2025.
•
Wholesale segment sales increased 10.4% to $49.4 million compared to the second quarter of fiscal 2025.
•
Direct-to-consumer segment sales increased 13.7% to $32.4 million compared to the second quarter of fiscal 2025.
•
Income from operations excluding unallocated corporate expenses was $29.1 million compared to income from operations of $17.3 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	August 1,	August 2,
(in thousands)	2026	2025
Net Sales:
Vince Wholesale	$49,407	$44,762
Vince Direct-to-consumer	32,381	28,479
Total net sales	$81,788	$73,241

Income from operations:
Vince Wholesale	$24,584	$17,058
Vince Direct-to-consumer	4,498	211
Total segment income from operations (1)	29,082	17,269
Unallocated corporate (2)	(15,529)	(6,118)
Total income from operations	$13,553	$11,151

(1) Total segment income from operations for the three months ending August 1, 2026 includes IEEPA tariff refunds of $7.2 million and $3.2 million for the Wholesale and Direct-to-consumer segments, respectively.

(2) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, for the three months ended August 1, 2026, unallocated corporate expenses include approximately $2.9 million of legal and consulting fees incurred in connection with the OVO transaction. For the three months ended August 2, 2025, unallocated corporate expenses includes approximately $5.6 million of ERC benefit.

Balance Sheet

At the end of the second quarter of fiscal 2026, total borrowings under the Company's debt agreements totaled $12.3 million and the Company had $63.6 million of excess availability under its revolving credit facility.

Net inventory at the end of the second quarter of fiscal 2026 was $73.4 million compared to $76.7 million at the end of the second quarter of fiscal 2025. The year-over-year decrease in inventory includes approximately $2.6 million of IEEPA refunds.

During the quarter ended August 1, 2026, the Company did not make any offerings or sales of shares of common stock under the Virtu At-the-Market Offering. At August 1, 2026, $0.9 million was available under the Virtu At-the-Market Offering.

October's Very Own ("OVO") Acquisition

As previously announced on August 27, 2026, the Company completed the acquisition of the operating business of OVO, a globally recognized lifestyle brand which delivered nearly $50 million in sales in calendar year 2025. VNCE now owns and will operate OVO's business as OVO’s core apparel and retail licensee, strengthening its partnership with Authentic Brands Group ("Authentic") and expanding its multi-brand platform strategy beyond Vince, with opportunity to build on OVO's existing operations using its scale and infrastructure to support the brand's next phase of growth. The Company sees opportunity to grow OVO sales to over $100 million and deliver Adjusted EBITDA margins in the low double digit percentage range by fiscal 2030. VNCE acquired the OVO operating business for a nominal cash purchase and also acquired a minority stake in OVO's intellectual property through the cash purchase of a 5% equity interest in the IP holding entity newly formed by majority-owner, Authentic, for $6 million.

Outlook

The Company is providing its outlook for the Vince Business for the third quarter of fiscal 2026 and raising its outlook for the Vince Business for the full year fiscal 2026. The Company’s outlook now considers the benefit of tariff refunds resulting from the Supreme Court’s decision on the IEEPA tariffs. The following outlook does not include the OVO Business.

For the third quarter of fiscal 2026 the Company expects the following for the Vince Business:

• Net sales to increase approximately 5% to 8% compared to the prior year period.

• Adjusted operating income as a percentage of net sales to be approximately 7.5% to 8.5%.

• Adjusted EBITDA as a percentage of net sales to be approximately 8.5% to 9.5%.

For fiscal 2026 the Company expects the following for the Vince Business:

• Net sales to increase approximately 8% to 10% compared to the prior year.

• Adjusted operating income as a percentage of net sales to be approximately 7.5% to 8.0%.

• Adjusted EBITDA as a percentage of net sales to be approximately 9.0% to 9.5%.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the three and six months ended August 1, 2026 and August 2, 2025, adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, share-based compensation, capitalized cloud computing amortization, OVO transaction costs, and ERC Benefit. For the three and six months ended August 1, 2026 and August 2, 2025 respectively, the Company has provided adjusted income from operations, adjusted income (loss) before income taxes and equity in net income of equity method investment, adjusted income (loss) before equity in net income of equity method investment, adjusted net income, and adjusted earnings per share, which are non-GAAP measures, in order to eliminate the effect of the OVO transaction costs, ERC benefit, and Discrete Tax Effect Associated with ERC benefit.

The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 and Exhibit 4 to this press release.

Conference Call

A conference call to discuss the second quarter results will be held today, September 10, 2026, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, Yuji Okumura. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 461-5787, conference ID 879266281. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail platform that operates the Vince brand women's and men's ready to wear business and the October’s Very Own (“OVO”) brand apparel and accessories business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince operates 41 full-price retail stores, 12 outlet stores, and its e-commerce site, vince.com, as well as through premium wholesale channels globally. OVO is a Canadian lifestyle brand originally founded in 2008 by Aubrey “Drake” Graham and a Toronto collective offering premium apparel and accessories. OVO operates 12 flagship retail stores worldwide and its e-commerce site, octobersveryown.com. Please visit investors.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: changes to and unpredictability in the trade policies and tariffs imposed by the U.S. and the governments of other nations; general economic conditions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; restrictions on our operations under our credit facilities; our ability to improve our profitability; our ability to maintain our larger wholesale partners; our ability to accurately forecast customer demand for our products; our ability to maintain the license agreement relating to the Vince brand with ABG Vince; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to realize the benefits of our strategic initiatives; our ability to make lease payments when due; our ability to open retail stores under favorable lease terms and operate and maintain new and existing retail stores successfully; our operating experience and brand recognition in international markets; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; competition in the apparel and fashion industry; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to successfully integrate, operate and grow the OVO business (the “OVO Transaction”) and realize the anticipated benefits of the OVO Transaction; the extent of our foreign sourcing; our reliance on independent manufacturers; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the ethical business and compliance practices of our independent manufacturers; our ability to mitigate system or data security issues, such as cyber or malware attacks, as well as other major system failures; our ability to adopt, optimize and improve our information technology systems, processes and functions; our ability to comply with privacy-related obligations; our status as a "controlled company"; our status as a "smaller reporting company"; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Net Sales	$81,788	$73,241	$145,823	$131,174
Cost of products sold	31,954	36,303	63,597	65,073
Gross profit	49,834	36,938	82,226	66,101
as a % of net sales	60.9%	50.4%	56.4%	50.4%
Selling, general and administrative expenses	36,281	25,787	71,320	59,388
as a % of net sales	44.3%	35.2%	48.9%	45.3%
Income from operations	13,553	11,151	10,906	6,713
as a % of net sales	16.6%	15.2%	7.5%	5.1%
Interest expense, net	708	849	1,352	1,705
Other (income)	(493)	(1,560)	(596)	(1,560)
Income before income taxes and equity in net income of equity method investment	13,338	11,862	10,150	6,568
Provision for income taxes	3,139	58	2,731	58
Income before equity in net income of equity method investment	10,199	11,804	7,419	6,510
Equity in net income of equity method investment	398	256	1,077	747
Net income	$10,597	$12,060	$8,496	$7,257
Earnings per share:
Basic earnings per share	$0.82	$0.93	$0.66	$0.56
Diluted earnings per share	$0.80	$0.93	$0.65	$0.56
Weighted average shares outstanding:
Basic	12,891,384	12,906,045	12,868,995	12,863,100
Diluted	13,189,644	12,958,739	13,145,029	12,950,828

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	August 1,	January 31,	August 2,
	2026	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,009	$498	$777
Trade receivables, net	27,250	30,482	29,405
Inventories, net	73,371	66,240	76,705
Prepaid expenses and other current assets	4,712	3,770	5,184
Total current assets	106,342	100,990	112,071
Property and equipment, net	7,954	7,939	8,416
Operating lease right-of-use assets	90,438	90,874	92,265
Equity method investment	20,287	21,451	22,183
Other assets	3,891	3,787	4,037
Total assets	$228,912	$225,041	$238,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,721	$25,921	$35,882
Accrued salaries and employee benefits	7,393	10,811	8,342
Other accrued expenses	13,510	14,800	10,443
Short-term lease liabilities	16,795	16,391	15,069
Total current liabilities	71,419	67,923	69,736
Long-term debt	12,250	19,462	31,096
Long-term lease liabilities	85,432	86,535	87,752
Deferred income tax liability and other liabilities	1,021	1,021	1,093
Stockholders' equity	58,790	50,100	49,295
Total liabilities and stockholders' equity	$228,912	$225,041	$238,972

Vince Holding Corp. and Subsidiaries			Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months Ended August 1, 2026
	As Reported (GAAP)	OVO transaction costs	As Adjusted (Non-GAAP)

Income from operations	$13,553	$(2,879)	$16,432
Interest expense, net	708	—	708
Other (income)	(493)	—	(493)
Income before income taxes and equity in net income of equity method investment	13,338	(2,879)	16,217
Provision for income taxes	3,139	—	3,139
Income before equity in net income of equity method investment	10,199	(2,879)	13,078
Equity in net income of equity method investment	398	—	398
Net income	$10,597	$(2,879)	$13,476
Earnings per share - diluted (1)	$0.80	$(0.22)	$1.02

	For the Six Months Ended August 1, 2026
	As Reported (GAAP)	OVO transaction costs	As Adjusted (Non-GAAP)

Income from operations	$10,906	$(2,879)	$13,785
Interest expense, net	1,352	—	1,352
Other (income)	(596)	—	(596)
Income before income taxes and equity in net income of equity method investment	10,150	(2,879)	13,029
Provision for income taxes	2,731	—	2,731
Income before equity in net income of equity method investment	7,419	(2,879)	10,298
Equity in net income of equity method investment	1,077	—	1,077
Net income	$8,496	$(2,879)	$11,375
Earnings per share - diluted (1)	$0.65	$(0.22)	$0.87

Vince Holding Corp. and Subsidiaries				Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended August 2, 2025
	As Reported (GAAP)	ERC Benefit	Discrete Tax Effect Associated With ERC Benefit	As Adjusted (Non-GAAP)

Income from operations	$11,151	$5,613	$—	$5,538
Interest expense, net	849	—	—	849
Other (income)	(1,560)	(1,560)	—	—
Income before income taxes and equity in net income of equity method investment	11,862	7,173	—	4,689
Provision for income taxes	58	—	58	—
Income before equity in net income of equity method investment	11,804	7,173	(58)	4,689
Equity in net income of equity method investment	256	—	—	256
Net income	$12,060	$7,173	$(58)	$4,945
Earnings per share - diluted (2)	$0.93	$0.55	$—	$0.38

	For the Six Months Ended August 2, 2025
	As Reported (GAAP)	ERC Benefit	Discrete Tax Effect Associated With ERC Benefit	As Adjusted (Non-GAAP)

Income from operations	$6,713	$5,613	$—	$1,100
Interest expense, net	1,705	—	—	1,705
Other (income)	(1,560)	(1,560)	—	—
Income (loss) before income taxes and equity in net income of equity method investment	6,568	7,173	—	(605)
Provision for income taxes	58	—	58	—
Income (loss) before equity in net income of equity method investment	6,510	7,173	(58)	(605)
Equity in net income of equity method investment	747	—	—	747
Net income	$7,257	$7,173	$(58)	$142
Earnings per share - diluted (2)	$0.56	$0.55	$—	$0.01

(1) As reported and as adjusted are based on diluted weighted-average shares outstanding of 13,189,644 for the three months ended August 1, 2026 and 13,145,029 for the six months ended August 1, 2026.

(2) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,958,739 for the three months ended August 2, 2025 and 12,950,828 for the six months ended August 2, 2025, respectively.

Vince Holding Corp. and Subsidiaries				Exhibit (4)
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Net income	$10,597	$12,060	$8,496	$7,257
Interest expense, net	708	849	1,352	1,705
Provision for income taxes	3,139	58	2,731	58
Depreciation and amortization	598	773	1,214	1,534
Share-based compensation	49	96	140	242
Capitalized cloud computing amortization	25	11	50	23
ERC benefit	—	(7,173)	—	(7,173)
OVO transaction costs	2,879	—	2,879	—
Adjusted EBITDA	$17,995	$6,674	$16,862	$3,646